AMENDMENT NO. 1

TO

FUND PARTICIPATION AGREEMENT

WHEREAS, Pacific Life & Annuity Company (“Company”), JPMorgan Insurance Trust (the “Trust”), the Trust’s investment advisor, J. P. Morgan Investment Management Inc. (the “Adviser”), and the Trust’s administrator, JPMorgan Funds Management, Inc. (the “Administrator”) have entered into a Fund Participation Agreement dated August 1, 2005 (the “Agreement”); and

WHEREAS, the parties wish to amend the Agreement to add new Sub-Section 4.8 to Article 4 of the Agreement and to replace Schedules A and B of the Agreement.

NOW THEREFORE, the Agreement is hereby amended as follows:

1.	The following sentence is hereby added as new Sub-Section 4.8 of the Agreement:

“4.8.     The Company and its agents shall make no representations concerning the Trust except those contained in the then-current prospectus and statement of additional information of the Trust and in current printed sales literature of the Trust.”

2.	Schedules A and B is deleted in their entirety and replaced with Schedules A and B attached hereto.

Except to the extent modified by this Amendment, the remaining provisions of the Agreement shall remain in full force and effect. In the event of a conflict between the provisions of the Agreement and those of this Amendment, this Amendment shall control.

IN WITNESS WHEREOF, the undersigned have executed this Amendment effective as of the later of the dates indicated below their respective signatures.

PACIFIC LIFE & ANNUITY COMPANY

By: /s/ Anthony J. Dufault	Attest:	/s/ Brandon J. Cage

Name: Anthony J. Dufault		Brandon J. Cage, Assistant Secretary

Title: Assistant Vice President

Date: 12-4-14

JPMORGAN INSURANCE TRUST

By: /s/ Julie A. Roach

Name: Julie A. Roach

Title: Assistant Treasurer

Date: 12-17-14

J.P. MORGAN INVESTMENT MANAGEMENT INC.

By: /s/ Robert L. Young

Name: Robert L. Young

Title: Managing Director

Date: 12-17-14

JPMORGAN FUNDS MANAGEMENT, INC.

By: /s/ Susan S. Montgomery

Name: Susan S. Montgomery

Title: President

Date: 12-18-14

Schedule A

Separate Accounts:

All separate Accounts utilizing any Trust Portfolio

Contracts:

All Contracts funded by the separate Accounts that utilize any Trust Portfolio

Schedule B

Portfolios of the Trust

JPMorgan Insurance Trust Core Bond Portfolio Class 1

JPMorgan Insurance Trust Large Cap Growth Class 1

JPMorgan Insurance Trust Equity Index Portfolio Class 1*

JPMorgan Insurance Trust U.S. Equity Portfolio Class 1

JPMorgan Insurance Trust Mid Cap Growth Portfolio Class 1*

JP Morgan Insurance Trust Mid Cap Value Portfolio Class 1

JPMorgan Insurance Trust Income Builder Portfolio Class 1

JPMorgan Insurance Trust Global Allocation Portfolio Class 1

JPMorgan Insurance Trust Income Builder Portfolio Class 2

JPMorgan Insurance Trust Global Allocation Portfolio Class 2

*On August 21, 2014, the Board of Trustees of JPMorgan Insurance Trust approved the termination and liquidation of the JPMorgan Insurance Trust Equity Index Portfolio, JPMorgan Insurance Trust Mid Cap Growth Portfolio, JPMorgan Insurance Trust Intrepid Growth Portfolio and the JPMorgan Insurance Trust International Equity Portfolio (each, a “Portfolio”). It is anticipated that each liquidation will occur on or about December 12, 2014.